CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 30, 2024, relating to the financial statements and financial highlights of Brookstone Dividend Stock ETF, Brookstone Growth Stock ETF, Brookstone Value Stock ETF, Brookstone Intermediate Bond ETF, Brookstone Ultra-Short Bond ETF, Brookstone Active ETF, Brookstone Opportunities ETF, and Brookstone Yield ETF, each a series of Northern Lights Fund Trust IV, for the year ended May 31, 2024, and to the references to our firm under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 26, 2024